Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	CONTACT: Lisa Spiech
August 29, 2005	(201) 476-5443
BUTLER ANNOUNCES LATE FILING OF SECOND QUARTER 10-Q AND FAILURE TO COMPLY WITH NASDAQ LISTING
REQUIREMENTS
Montvale, NJ, August 29, 2005 Butler International, Inc. (NASDAQ SC: BUTLE) today announced that it has not filed its Form 10-Q for the quarter ended June 30, 2005 by the required extended filing date of August 22, 2005. As a result, the Company received a notice from NASDAQ that as a result of not timely filing the Form 10-Q it is not in compliance with NASDAQ’s listing requirements, and its securities are therefore subject to possible delisting from the NASDAQ Small Cap Market. The Company must request a hearing in accordance with Marketplace Rule 4800 Series to continue trading under the symbol “BUTLE”. The Company reaffirmed its intent to request from NASDAQ a further extension for compliance under Rule 4310(c)(14). The Company anticipates filing its Form 10-Q before such hearing and at such time the trading symbol will return to “BUTL”. As previously reported, the Company has filed its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005.
Pending determination of compliance with NASDAQ’s filing requirements and compliance with all other requirements for continued listing on NASDAQ, the fifth character “E” will remain appended to the Company’s trading symbol. Except as noted above, the Company is currently compliant with all other applicable NASDAQ rules.
About Butler International
Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives. During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added services, visit us on the web at http://www.butler.com.
Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.
Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com